Exhibit 8.3

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen • 广州 Guangzhou • 香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路1号	电子邮件	E-mail:	email@fangdalaw.com
嘉里中心北楼27楼	电 话	Tel.:	86-10-5769-5600
邮政编码：100020	传 真	Fax:	86-10-5769-5788

27/F, North Tower, Kerry Center

No. 1, Guanghua Road, Chaoyang District

Beijing 100020, PRC

To: Duddell Street Acquisition Corp.

May 23, 2022

Re: Legal Opinion

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Duddell Street Acquisition Corp., a Cayman Islands exempted company (the “Company”), solely in connection with PRC legal issues related to the transactions contemplated by the agreement and plan of merger, dated as of November 7, 2021, by and among the Company and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”) (the “Business Combination”). This opinion is being delivered in connection with the Company’s registration statement on Form S-4 (File No. 333-261483) including all amendments or supplements thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission.

As used in this opinion, (A)“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B)“PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; and (C)“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to such terms in the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and FiscalNote and such other documents, confirmations, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Authorities and officers of the Company and FiscalNote (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company and FiscalNote in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and FiscalNote have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

I. Opinions

Based on the foregoing and the confirmations from the Company and FiscalNote that the Company, FiscalNote and their affiliated entities (i) do not have any operation in the PRC, (ii) currently do not, and immediately prior to the consummation of this Business Combination, will not possess over one million of PRC-based individuals’ personal information, separately or collectively, and (iii) have not received any data from within the territory of the PRC that affects or may affect the national security of the PRC, and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

None of the Company, FiscalNote, or any of their affiliated entities is required to obtain any prior approval or permission under PRC Laws from PRC Authorities to consummate the Business Combination or offer the securities being registered to foreign investors outside of the PRC pursuant to the prospectus in the Registration Statement.

However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

II. Qualifications

This opinion is subject to the following qualifications:

(a) This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b) This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c) This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d) This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, the references to our firm on the cover page and under the section titled “Summary of the Proxy Statement/Prospectus” and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

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